EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Jones Apparel Group, Inc.
Bristol, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 filed on December 26, 1991, May 15, 1996, June 16, 1999, August 23, 1999, August 2, 2001, June 12, 2003, June 2, 2004 and June 3, 2005 of Jones Apparel Group, Inc. and Subsidiaries of our reports dated February 10, 2006, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Jones Apparel Group, Inc. and Subsidiaries' internal control over financial reporting, which appear on this Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York
February 22, 2006